Exhibit 10.58

July 11, 2003

Mr. Robert J. Siverd
6700 Alberly Lane
Cincinnati, OH 45243

Re: Amendment No. 1 to Employment Agreement

Dear Robert:

      The purpose of this letter (“Amendment No. 1”) is to amend your Employment Agreement dated as of April 28, 2000 (“Employment Agreement”) to include a retention bonus to secure your continued services with the Company. The Compensation Committee of the Company believes that it is critically important for the Company to retain key executives in this time of market uncertainty and to ensure the continuity of management. In return for your retention, a lump sum payment will be made to you up-front.

      This letter amends the Employment Agreement by adding the following Section 12:

“12. Retention Bonus.

(a) The Company will pay you a lump-sum retention bonus of $495,000 as soon as administratively practical.

(b) Each full year that you remain employed, you will earn one-third of the retention bonus that was paid to you.

(c) If your employment is terminated at your option for a reason other than Good Reason (as defined in the Change In Control Agreement between you and the Company dated April 28, 2000), before 3 years from the date of Amendment No. 1, you will be required to repay the unearned portion of the retention award to the Company. If your employment is terminated for any other reason, there will be no obligation for you to repay the retention bonus.”

      Capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings given to them in the Employment Agreement. Except as specifically set forth in this Amendment No. 1, the Employment Agreement as amended by this Amendment No. 1, shall remain in full force and effect.

GENERAL CABLE CORPORATION

By: s\Gregory B. Kenny Gregory B. Kenny, Chief Executive Officer

Acknowledged and agreed by:

s\Robert J. Siverd	Date:

Robert J. Siverd